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                                                                EXHIBIT 99.1


Geron Corporation
200 Constitution Drive
Menlo Park, CA 94025
Tel:    (415) 473-7700
Fax:    (415) 473-7750

                              JOINT PRESS RELEASE

                     GERON AND PHARMACIA & UPJOHN ANNOUNCE
                        SIGNING OF AGREEMENT TO DEVELOP
                         NEW CLASS OF ANTICANCER DRUGS


MENLO PARK, CA--March 24, 1997--Geron Corporation (NASDAQ:GERN) and Pharmacia & Upjohn (NYSE:PNU) today announced that they have signed a definitive agreement to collaborate in the discovery, development and commercialization of a new class of anticancer drugs that inhibit telomerase, an enzyme responsible for making cancer cells immortal. The agreement will become effective upon receipt of regulatory approval.

The agreement provides for payments to Geron of up to $58 million, including an aggregate equity investment of $10 million in Geron, research funding and milestone payments which are partly recoverable against future royalties.
Geron will also receive royalties on sales and limited U.S. co-promotion rights. The completion of this definitive agreement follows the signing of a Heads of Agreement in December, in which the two companies confirmed their intent to collaborate, and Pharmacia & Upjohn made an initial $2 million equity investment in Geron.

"This agreement fully reflects the commitment of Pharmacia & Upjohn to forefront research projects in oncology, such as telomerase inhibition, from which innovative, improved therapies for cancer can be expected," stated Lamberto Andreotti, senior vice president of Pharmacia & Upjohn, responsible for the company's worldwide activities in oncology.

According to Ronald Eastman, president and chief executive officer of Geron, "We are looking forward to working with Pharmacia & Upjohn, a global leader in the field of oncology, on the development of telomerase inhibitors and benefiting from their successful experience in developing and commercializing oncology therapeutics."

The partnership with Pharmacia & Upjohn follows Geron's alliance with Kyowa Hakko Kogyo Co., Ltd., a leading oncology company in Japan, and creates an enhanced three-way global collaboration for the development and commercialization of telomerase-based anticancer products.
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Pharmacia & Upjohn, Inc., is a research-based pharmaceutically focused company dedicated to helping people around the world live longer and fuller lives. The company was formed through a merger of Pharmacia AB and The Upjohn Company, and began operating in November 1995. Pharmacia & Upjohn is a provider of human health care products and related products, and operates on a global basis. The company has a corporate management center in London and major research and manufacturing centers in the United States, Sweden and Italy.

Geron Corporation is a biopharmaceutical company exclusively focused on discovering and developing therapeutic and diagnostic products based upon fundamental biological mechanisms underlying cancer and other age-related diseases.

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Contact:

David Greenwood         Media Inquiries         Investor Inquiries
CFO                     StratiPoint Group       Burns McClellan
Geron Corporation       Mike Jackman            Lisa Burns
415-473-7700            415-388-3216            John Nugent
                                                212-505-1919

Note:  This released over Business Wire March 24, 1997.

This press release may contain forward-looking statements regarding Geron Corporation which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company's financial results are included in the company's report on Form 10-K for the year ended December 31, 1996.